UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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Exchange Act of 1934

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REPUBLIC FIRST BANCORP, INC.

(Name of Registrant as Specified In Its Charter)

George E. Norcross, III

Gregory B. Braca

Philip A. Norcross

Avery Conner Capital Trust

Susan D. Hudson, in her capacity as a Trustee

Geoffrey B. Hudson, in his capacity as a Trustee

Rose M. Guida, in her capacity as a Trustee

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On June 7, 2023, George E. Norcross, III, Gregory B. Braca, Philip A. Norcross, Avery Conner Capital Trust, a trust organized under the laws of the State of Florida (the “Avery Conner Capital Trust”), Susan D. Hudson, in her capacity as a Trustee of the Avery Conner Capital Trust, Geoffrey B. Hudson, in his capacity as a Trustee of the Avery Conner Capital Trust and Rose M. Guida, in her capacity as a Trustee of the Avery Conner Capital Trust, distributed the following article from Law360:

Republic First Shareholders Sue Board Over Bank’s Struggles

By Katryna Perera

Law360 (June 5, 2023, 8:37 PM EDT) — The directors of Republic First Bancorp Inc. have harmed the bank’s reputation and caused its stock to crater because of their struggle for control of the board and ousting of the CEO, three prominent investors in the company allege in a derivative suit.

Gregory Braca, the former CEO of TD Bank, along with Democratic Party power broker George Norcross III and his brother Philip Norcross, the CEO of law firm Parker McKay, filed a complaint in Pennsylvania state court Friday against Republic First co-founders Harry Madonna and Harris Wildstein and several other current board members. The plaintiffs allege breaches of fiduciary duties, unjust enrichment and waste of corporate assets among other claims.

Braca served as CEO of TD Bank for over a decade, George Norcross is a Democratic Party organizer in the Garden State and Philip Norcross is a New Jersey-based public finance attorney as well as the trustee for the Avery Conner Capital Trust.

Together, the men, along with Avery Trust, are beneficial owners of approximately 9.9% of Republic First’s outstanding shares, according to the complaint. Philadelphia-based Republic First is the holding company for Republic Bank.

Last year, Republic First’s board of directors was beset by drama after the eight-member board splintered into two evenly divided factions, one led by ousted CEO Vernon W. Hill II and the other led by Madonna.

The Hill faction supported expanding Republic First’s retail banking operations, while the Madonna faction wanted to explore a sale of the company.

The Madonna directors, backed by activist investors hoping to take over the company, issued a press release in March accusing the Hill directors of misdeeds. Those accusations and the split in the board prevented an independent audit of the company’s 2021 financial statements. As a result, Republic First couldn’t submit its Form 10-K to the U.S. Securities and Exchange Commission or solicit proxies for an upcoming shareholders’ voting meeting.

The fight to secure control of the board intensified in May 2022 when one of the directors in Hill’s faction died. Madonna’s faction used its sudden majority to remove Hill as chairman of the board and to move toward filling the director vacancy. Hill was ousted as CEO last July.

The investors’ Friday complaint says the actions by the Madonna faction have caused serious reputational and operational harm to Republic First, with the bank’s stock price declining from over $5.20 in early 2022 to Monday’s $1.15.

The investors also allege that the defendants’ actions have caused operating losses for Republic First and have forced the bank to suspend the payment of dividends on its preferred stock and interest on its debt securities.

The complaint compares the defendants’ actions and investment decisions to those that led to the failure of Silicon Valley Bank and says the Madonna faction has acted in its own self-interest rather than the interest of Republic First.

“The current directors have also repeatedly placed their own self-interest ahead of the interests of the company to entrench themselves on the board, engaging in the same type of self-dealing, unjust enrichment, breaches of fiduciary duty, corporate waste and other violations of law that they accused the Hill faction of committing,” the complaint states.

According to the investors, the Madonna faction’s allegations against Hill and the opposing former board members have cost the bank legal fees to defend itself and the current board members against multiple lawsuits, including a defamation suit from Hill.

The bank has also lost credibility with auditors and the investing public, and there have been continuous delays in the company filing required quarterly and annual reports with the SEC.

The complaint states that these delays have led to “multiple notices from Nasdaq that the company is in jeopardy of being delisted,” and there have also been delays in scheduling the “long-delayed” 2022 annual meeting of shareholders and the attendant election of directors.

“The current directors have failed to hold any annual shareholder meeting for over two years in violation of Pennsylvania law requiring that a meeting of shareholders take place every year,” the complaint states. “Even more egregious, the defendants have failed to disclose to the company’s shareholders the real reasons for their failures to hold shareholder meetings and complete SEC reporting, withholding critical information shareholders need (and are entitled to) that would reflect poorly on the defendants and potentially result in losing their board seats.”

The investors seek damages, disgorgement, attorney fees and a jury trial.

The Madonna faction is facing another derivative suit from the Hill faction, which was remanded to U.S. district court last year after the Third Circuit found that a Pennsylvania federal judge had misinterpreted Republic First’s corporate bylaws when he found its board of directors needed a five-person quorum to replace a deceased member and appointed a custodian to run the company instead.

Hill and his wife’s company, InterArch Inc., which used to design and oversee the use of promotional and marketing materials for the bank, also filed suit in November, claiming that Republic First has continued to wrongfully use a wide range of products, designs, slogans and images developed by InterArch even though the branding agreement between the parties has expired.

Representatives for the parties did not immediately respond to requests for comment Monday.

The investors are represented by Adrian R. King Jr., M. Norman Goldberger, Laura E. Krabill and Alexa Levy of Ballard Spahr LLP.

Counsel information for the defendants was not immediately available.

The case is George E. Norcross III et al. v. Harry Madonna et al., case number 230600244, in the Court of Common Pleas of Philadelphia County.

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

The Group (as defined below) intends to file a proxy statement that will be accompanied by a proxy card with the Securities and Exchange Commission (the “SEC”) with respect to the election of directors of Republic First Bancorp, Inc. (the “Issuer”) to occur at the 2022 annual meeting of shareholders (the “2022 Annual Meeting”) when it is scheduled.

GEORGE E. NORCROSS, III, GREGORY B. BRACA, PHILIP A. NORCROSS, AVERY CONNER CAPITAL TRUST AND SUSAN D. HUDSON, GEOFFREY B. HUDSON, ROSE M. GUIDA AND PHILIP A. NORCROSS, EACH IN THEIR CAPACITIES AS CO-TRUSTEES THEREOF (COLLECTIVELY, THE “GROUP”), MAY BE DEEMED TO BE PARTICIPANTS IN THE SOLICITATION OF PROXIES WITH RESPECT TO THE 2022 ANNUAL MEETING. A DESCRIPTION OF THE PARTICIPANTS’ INTERESTS, BY SECURITY HOLDINGS OR OTHERWISE, IS CONTAINED IN THE SCHEDULE 13D, JOINTLY FILED BY THE GROUP ON JANUARY 31, 2022, AS AMENDED FROM TIME TO TIME. SHAREHOLDERS OF THE ISSUER ARE STRONGLY ADVISED TO READ THE GROUP’S PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEBSITE AT HTTP://WWW.SEC.GOV.